Exhibit 99.1

Koil Energy Solutions, Inc. Announces First Quarter 2024 Results

•	Revenues of $5.8 million increased 56% year-over-year
•	Gross profit of $2.0 million increased 24% year-over-year
•	Net income of $0.6 million increased $0.7 million year-over-year
•	Adjusted EBITDA of $0.7 million increased $0.6 million year-over-year
•	First delivery of our new 20,000 psi multi-quick-connect plate for application in deepwater Gulf of Mexico

Houston, TX – May 6, 2024 – Koil Energy Solutions, Inc. (OTCQB: KLNG) (“KOIL”, or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for the quarter ended March 31, 2024.

KOIL at a Glance:

Share Price†:	$0.49	Cash*:	$2.0M
52-Week Range†:	$0.42 - $0.69	Book Value*:	$6.2M
Shares Out.†:	12.0M	Price / Book Value:	0.9x
Market Cap†:	$5.9M	TTM Revenue:	$17.4M
*As of 03/31/24; †As of 05/03/24

“The team achieved significant revenue and gross profit growth during the first quarter,” said Erik Wiik, President and CEO of KOIL. “We are off to a great start in 2024, with exceptional results reflecting strong execution and accelerating results from growth initiatives. Year-over-year sales growth of 56% was accompanied by continued strong order intake during the quarter. As previously communicated, we also won a major contract in April for delivery and installation of subsea safety control systems to an international energy company.

”Our growth strategy is delivering results, and we remain committed to further expanding our capacity as well as increasing our presence in faster-growing, international markets.

“We are a focused subsea controls technology provider. We manufacture engineer-to-order products, combined with highly responsive service support, to solve our customers’ deepwater challenges and keep their wells producing. This is mission-critical technology with high barriers to entry.

“While most of our growth can be attributed to repeat orders from satisfied customers, we have also increased the number of key accounts. I am confident that our continued progress will enable us to create long-term value for our customers, shareholders, and employees.”

Operating Results

KOIL’s revenues for the three months ended March 31, 2024 (“Q1 2024”) increased 56 percent to $5.8 million compared to $3.7 million for the three months ended March 31, 2023 (“Q1 2023”), primarily due to an increase in product-oriented, fixed price contracts.

Gross profit for Q1 2024 was $2.0 million, or 35 percent of revenues, compared to Q1 2023 gross profit of $1.6 million, or 44 percent of revenues. The comparative increase in Q1 2024 gross profit was primarily driven by increased revenues, while the decline in Q1 2024 gross profit as a percentage of revenue reflects higher materials costs associated with the increase in fixed price contracts.

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Selling, general and administrative expenses (“SG&A”) were $1.5 million, or 25 percent of revenues, in Q1 2024 compared to $1.7 million, or 47 percent of revenues, in Q1 2023. SG&A in Q1 2024 reflected lower administrative payroll expense, advertising expense, research and development expense, and rental expense related to the Company’s short-term lease for office furniture.

Due to the factors discussed above, KOIL reported Q1 2024 net income of $0.6 million, or $0.05 per diluted share, compared to a Q1 2023 net loss of $0.1 million, or a $0.01 loss per diluted share. Per share results for Q1 2024 and Q1 2023 are based on 12.02 million and 11.89 million weighted average shares outstanding, respectively.

KOIL reported adjusted EBITDA of $0.7 million in Q1 2024 compared to adjusted EBITDA of $0.1 million in Q1 2023. The comparative increase in adjusted EBITDA for Q1 2024 was primarily driven by growth in revenues and gross profit stemming from an uptick in product-oriented, fixed-price projects in Q1 2024 as compared to Q1 2023.

Financial Position

At March 31, 2024, working capital totaled $3.3 million, which includes cash of $2.0 million and net receivables of $3.9 million. This is compared to $2.6 million of working capital at December 31, 2023, which includes cash of $2.0 million and receivables of $4.2 million. Shareholders’ equity totaled $6.2 million, or approximately $0.52 per common share, at March 31, 2024, compared to $5.6 million, or approximately $0.47 per common share, at the beginning of the year. The Company maintains access to a factoring arrangement with Amegy Bank Business Credit, and the balance of accounts receivable sold to the bank as of March 31, 2024 was $332.

Conference Call

KOIL will not be hosting an investor conference call to review its Q1 2024 results. However, we will post an investor presentation on our webpage following this press release. We encourage investors to make contact and will arrange individual meetings as appropriate.

About Koil Energy Solutions, Inc. (www.koilenergy.com)

KOIL is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, KOIL’s experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended March 31,
(In thousands, except per share amounts)	2024	2023
Revenues	$5,791	$3,724
Cost of sales	3,761	2,081
Selling, general and administrative	1,460	1,738
Operating income (loss)	570	(95)
Total other (income) expense	(9)	1
Income (loss) before income tax expense	579	(96)
Income tax expense	3	1
Net income (loss)	$576	$(97)
Net income (loss) per share, basic	$0.05	$(0.01)
Weighted-average shares outstanding, basic	11,971	11,888

Comparative Condensed Consolidated Balance Sheets

	March 31,	December 31,
(In thousands)	2024	2023
Assets:
Cash	$1,978	$2,030
Other current assets	7,163	5,819
PP&E, net	2,849	2,968
Other non-current assets	6,094	6,245
Total assets	$18,084	$17,062

Liabilities:
Current liabilities	5,841	5,284
Other long-term liabilities	6,030	6,160
Total liabilities	11,871	11,444
Stockholders' equity	6,213	5,618
Total liabilities and stockholders' equity	$18,084	$17,062

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Adjusted EBITDA

	Three Months Ended March 31,
(In thousands)	2024	2023
Net income (loss)	$576	$(97)
(Deduct) Add: Interest (income) expense, net	(8)	2
Add: Income tax expense	3	1
Add: Depreciation and amortization	144	152
Add: Share-based compensation	19	24
Deduct: Gain on sale of asset	–	(1)
Add: Relocation costs	–	9

Adjusted EBITDA	$734	$90

Cash Flow Data

	Three Months Ended March 31,
(In thousands)	2024	2023
Cash provided by (used in):
Operating activities	$(307)	$(674)
Investing activities	(10)	(78)
Financing activities	265	(82)
Change in cash	$(52)	$(834)

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